EXHIBIT 2.1

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                            AMENDED AND RESTATED
                        AGREEMENT AND PLAN OF MERGER

                                  Between

                      NORTH FORK BANCORPORATION, INC.

                                    and

                           RELIANCE BANCORP, INC.


                        Dated as of August 30, 1999








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                             TABLE of CONTENTS

                                                                          Page
                                                                          ----

ARTICLE I
      THE MERGER.............................................................1
      1.1.  The Merger.......................................................1
      1.2.  Effective Time...................................................2
      1.3.  Effects of the Merger............................................2
      1.4.  Conversion of Company Common Stock...............................2
      1.5.  Stock Options....................................................3
      1.6.  Buyer Common Stock...............................................5
      1.7.  Certificate of Incorporation.....................................5
      1.8.  By-Laws..........................................................5
      1.9.  Directors and Officers...........................................5
      1.10. Tax Consequences.................................................5

ARTICLE II
      EXCHANGE OF SHARES.....................................................5
      2.1.  Buyer to Make Shares Available...................................5
      2.2.  Exchange of Shares...............................................6

ARTICLE III
      DISCLOSURE SCHEDULES; STANDARDS
      FOR REPRESENTATIONS AND WARRANTIES.....................................9
      3.1.  Disclosure Schedules.............................................9
      3.2.  Standards........................................................9

ARTICLE IV
      REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................10
      4.1.  Corporate Organization..........................................11
      4.2.  Capitalization..................................................12
      4.3.  Authority; No Violation.........................................13
      4.4.  Consents and Approvals..........................................15
      4.5.  Reports.........................................................16
      4.6.  Financial Statements............................................16
      4.7.  Broker's Fees...................................................17
      4.8.  Absence of Certain Changes or Events............................18
      4.9.  Legal Proceedings...............................................18
      4.10. Taxes...........................................................19
      4.11. Employees.......................................................21
      4.12. SEC Reports.....................................................23
      4.13. Company Information.............................................23
      4.14. Compliance with Applicable Law..................................23
      4.15. Certain Contracts...............................................24
      4.16. Agreements with Regulatory Agencies.............................25
      4.17. Investment Securities...........................................25
      4.18. State Takeover Laws; Business Combination
              Provision.....................................................25
      4.19. Environmental Matters...........................................26
      4.20. Derivative Transactions.........................................27
      4.21. Opinion.........................................................27
      4.22. Approvals.......................................................28
      4.23. Loan Portfolio..................................................28
      4.24. Property........................................................29
      4.25. Reorganization..................................................29
      4.26. Company Rights Agreement........................................29
      4.27. Equity and Real Estate Investments..............................30
      4.28. Year 2000 Matters...............................................30

ARTICLE V
      REPRESENTATIONS AND WARRANTIES
      OF BUYER..............................................................30
      5.1.  Corporate Organization..........................................30
      5.2.  Capitalization..................................................31
      5.3.  Authority; No Violation.........................................33
      5.4.  Consents and Approvals..........................................34
      5.5.  Reports.........................................................35
      5.6.  Financial Statements............................................35
      5.7.  Broker's Fees...................................................36
      5.8.  Absence of Certain Changes or Events............................36
      5.9.  Legal Proceedings...............................................37
      5.10. Taxes...........................................................37
      5.11. Employees.......................................................38
      5.12. SEC Reports.....................................................40
      5.13. Buyer Information...............................................40
      5.14. Compliance with Applicable Law..................................41
      5.15. Ownership of Company Common Stock...............................41
      5.16. Agreements with Regulatory Agencies.............................41
      5.17. Approvals.......................................................42
      5.18. Tax Treatment for the Merger;
              Reorganization................................................42
      5.19. Environmental Matters...........................................42
      5.20. Loan Portfolio..................................................43
      5.21. Property........................................................44
      5.22. Derivative Transactions.........................................44
      5.23. Year 2000 Matters...............................................45
      5.24. Insurance.......................................................45

ARTICLE VI
      COVENANTS RELATING TO CONDUCT OF BUSINESS.............................45
      6.1.  Covenants of the Company........................................45
      6.2.  Covenants of Buyer..............................................50

ARTICLE VII
      ADDITIONAL AGREEMENTS.................................................51
      7.1.  Regulatory Matters..............................................51
      7.2.  Access to Information...........................................53
      7.3.  Stockholder Meetings............................................55
      7.4.  Legal Conditions to Merger......................................55
      7.5.  Affiliates......................................................56
      7.6.  Stock Exchange Listing..........................................56
      7.7.  Employee Benefit Plans; Existing
             Agreements.....................................................56
      7.8.  Indemnification.................................................58
      7.9.  Additional Agreements...........................................60
      7.10. Advice of Changes...............................................61
      7.11. Current Information.............................................61
      7.12. Execution and Authorization of Bank
             Merger Agreement...............................................62
      7.13. Coordination of Dividends.......................................62
      7.14. Directorship....................................................62
      7.15. Accountants' Letter.............................................63
      7.16. Certain Revaluations, Changes and
             Adjustments....................................................63
      7.17. Year 2000.......................................................63
      7.18. JSB Financial Merger............................................63
      7.19. Advisory Board..................................................64

ARTICLE VIII
      CONDITIONS PRECEDENT..................................................64
      8.1.  Conditions to Each Party's Obligation
             To Effect the Merger...........................................64
      8.2.  Conditions to Obligations of Buyer..............................65
      8.3.  Conditions to Obligations of the Company........................66

ARTICLE IX
      TERMINATION AND AMENDMENT.............................................68
      9.1.  Termination.....................................................68
      9.2.  Effect of Termination; Expenses.................................73
      9.3.  Amendment.......................................................73
      9.4.  Extension; Waiver...............................................74

ARTICLE X
      GENERAL PROVISIONS....................................................74
      10.1.  Closing........................................................74
      10.2.  Alternative Structure..........................................75
      10.3.  Nonsurvival of Representations,
              Warranties and Agreements.....................................75
      10.4.  Expenses.......................................................75
      10.5.  Notices........................................................76
      10.6.  Interpretation.................................................77
      10.7.  Counterparts...................................................77
      10.8.  Entire Agreement...............................................77
      10.9.  Governing Law..................................................77
      10.10. Enforcement of Agreement.......................................77
      10.11. Severability...................................................78
      10.12. Publicity......................................................78
      10.13. Assignment; No Third Party
               Beneficiaries................................................78



                            AMENDED AND RESTATED
                        AGREEMENT AND PLAN OF MERGER


            AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of August 30, 1999 (this "Agreement"), by and between North Fork Bancorporation, Inc., a Delaware corporation ("Buyer"), and Reliance Bancorp, Inc., a Delaware corporation (the "Company"). Buyer and the Company are sometimes collectively referred to herein as the "Constituent Corporations".

            WHEREAS, the Boards of Directors of Buyer and the Company have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transaction provided for herein in which the Company will, subject to the terms and conditions set forth herein, merge (the "Merger") with and into Buyer; and

            WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

            NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:


                               ARTICLE ARTICLE I
                                  THE MERGER

            Section 1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in Section 1.2 hereof), the Company shall merge with and into Buyer. Buyer shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. The name of the Surviving Corporation shall continue to be North Fork Bancorporation, Inc. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

            Section 1.2 Effective Time. The Merger shall become effective as set forth in the certificate of merger (the "Certificate of Merger") which shall be filed with the Secretary of State of the State of Delaware (the "Secretary") on the Closing Date (as defined in Section 10.1 hereof). The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

            Section 1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Sections 259 and 261 of the DGCL.

            Section 1.4  Conversion of Company Common Stock.

                  (a) At the Effective Time, subject to Section 2.2(e) and
Section 9.1(h) hereof, each share of the common stock, par value $0.01 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than (x) shares of Company Common Stock held in the Company's treasury, (y) shares of Company Common Stock held directly or indirectly by Buyer or the Company or any of their respective Subsidiaries (as defined below) (except for Trust Account Shares and DPC shares, as such terms are defined in Section 1.4(b) hereof), or (z) unallocated shares of Company Common Stock held in the Company's Recognition and Retention Plans) together with the related Company Rights issued pursuant to the Company Rights Agreement (each as defined in Section 4.2(a) hereof) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for 2.0
(two) shares (the "Exchange Ratio") of the common stock, par value $2.50 per share, of Buyer ("Buyer Common Stock"). All of the shares of Company Common Stock converted into Buyer Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such shares of Company Common Stock shall thereafter only represent the right to receive (i) the number of whole shares of Buyer Common Stock and (ii) the cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this Section 1.4(a) and Section 2.2(e) hereof. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Buyer Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon. If, between the date of this Agreement and the Effective Time, the shares of Buyer Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, spilt-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratio shall be adjusted accordingly.

                  (b) At the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury stock, all shares of Company Common Stock that are owned directly or indirectly by Buyer or the Company or any of their respective Subsidiaries (other than shares of Company Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (any such shares, and shares of Buyer Common Stock which are similarly held, whether held directly or indirectly by Buyer or the Company, as the case may be, being referred to herein as "Trust Account Shares") and (y) held by Buyer or the Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Company Common Stock, and shares of Buyer Common Stock which are similarly held, whether held directly or indirectly by Buyer or the Company, being referred to herein as "DPC Shares") and all unallocated shares of Company Common Stock that are held in the Company's Recognition and Retention Plans) shall be cancelled and shall cease to exist and no stock of Buyer or other consideration shall be delivered in exchange therefor. All shares of Buyer Common Stock that are owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Buyer.

            Section 1.5 Stock Options. At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock (a "Company Option") which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to purchase shares of Buyer Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Company's Amended and Restated 1996 Incentive Stock Option Plan, 1994 Incentive Stock Option Plan or Amended and Restated 1994 Stock Option Plan for Outside Directors (collectively, the "Company Option Plans"), the agreements evidencing grants thereunder, and any other agreements between the Company and an optionee regarding Company Options):

                  (1) the number of shares of Buyer Common Stock to be subject to the new option shall be equal to the product of the number of shares of Company Common Stock subject to the original option and the Exchange Ratio, provided that any fractional share of Buyer Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

                  (2) the exercise price per share of Buyer Common Stock under the new option shall be equal to the exercise price per share of Company Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

The adjustment provided herein with respect to any options which are intended to be "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code, and to the extent it is not so consistent, such Section 424(a) shall override such adjustment. The duration and other terms of the new option shall be the same as the original option, except that all references to the Company shall be deemed to be references to Buyer, it being understood that any option that is intended to be an incentive stock option and which is exercised by the option holder more than 3 (three) months from the date of the option holder's termination of employment from the Company or its Subsidiaries or from Buyer or its Subsidiaries shall be treated as a non-statutory option.

            Section 1.6 Buyer Common Stock. Except for shares of Buyer Common Stock owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares), which shall be converted into treasury stock of Buyer as contemplated by Section 1.4 hereof, the shares of Buyer Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

            Section 1.7 Certificate of Incorporation. At the Effective Time, the Restated Certificate of Incorporation of Buyer, as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation.

            Section 1.8 By-Laws. At the Effective Time, the ByLaws of Buyer, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

            Section 1.9 Directors and Officers. Except as provided in
Section 7.14 hereof, the directors and officers of Buyer immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

            Section 1.10 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.


                              ARTICLE ARTICLE II
                              EXCHANGE OF SHARES

            Section 2.1 Buyer to Make Shares Available. At or prior to the Effective Time, Buyer shall deposit, or shall cause to be deposited, with a bank or trust company (which may be a Subsidiary of Buyer) (the "Exchange Agent") selected by Buyer and reasonably satisfactory to the Company, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of Buyer Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of Buyer Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Company Common Stock.

            Section 2.2 Exchange of Shares. (a) As soon as practicable after the Effective Time, and in no event more than three business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Buyer Common Stock and the cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Buyer Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I hereof and (y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates.

                  (b) No dividends or other distributions declared after the Effective Time with respect to Buyer Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock represented by such Certificate. No holder of an unsurrendered Certificate shall be entitled, until the surrender of such Certificate, to vote the shares of Buyer Common Stock into which his Company Common Stock shall have been converted.

                  (c) If any certificate representing shares of Buyer Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                  (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Buyer Common Stock as provided in this Article II.

                  (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Buyer Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Buyer. In lieu of the issuance of any such fractional share, Buyer shall pay to each former stockholder of the Company who otherwise would be entitled to receive a fractional share of Buyer Common Stock an amount in cash determined by multiplying (i) the average of the closing sale prices of Buyer Common Stock on the New York Stock Exchange (the "NYSE") as reported by The Wall Street Journal for the five trading days immediately preceding the date on which the Effective Time shall occur by (ii) the fraction of a share of Buyer Common Stock to which such holder would otherwise be entitled to receive pursuant to
Section 1.4 hereof.

                  (f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for six months after the Effective Time shall be paid to Buyer. Any stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Buyer for payment of their shares of Buyer Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Buyer Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Buyer, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer, the posting by such person of a bond in such amount as Buyer may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Buyer Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.


                              ARTICLE ARTICLE III
                       DISCLOSURE SCHEDULES; STANDARDS
                      FOR REPRESENTATIONS AND WARRANTIES

            Section 3.1 Disclosure Schedules. Prior to the execution and delivery of this Agreement, the Company has delivered to Buyer, and Buyer has delivered to the Company, a schedule (in the case of the Company, the "Company Disclosure Schedule," and in the case of Buyer, the "Buyer Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party's representations or warranties contained in Article IV, in the case of the Company, or Article V, in the case of Buyer, or to one or more of such party's covenants contained in
Article VI; provided, however, that notwithstanding anything in this Agreement to the contrary (a) no such item is required to be set forth in the Disclosure Schedule as an exception to a representation or warranty (other than a representation or warranty contained in Sections 4.2, 4.3(a), 4.3(b)(i), 4.6, 4.7, 4.8(a)(ii), 4.8(b), 4.11(a), 4.12, 4.15(a), 4.18,
4.21, 4.26 and 4.27, with respect to the Company Disclosure Schedule, or Sections 5.2, 5.3(a), 5.3(b), 5.3(c)(i), 5.6, 5.7, 5.8(ii), 5.11(a) 5.12
and 5.15, with respect to the Buyer Disclosure Schedule) if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or is reasonably likely to have a Material Adverse Effect (as defined herein) with respect to either the Company or Buyer, respectively.

            Section 3.2 Standards. (a) No representation or warranty of the Company contained in Article IV (other than the representations and warranties contained in Sections 4.2, 4.3(a), 4.3(b)(i), 4.6, 4.7, 4.8(a)(ii), 4.8(b), 4.11(a), 4.12, 4.15(a), 4.18, 4.21, 4.26 and 4.27) or
of Buyer contained in Article V (other than the representations and warranties contained in Sections 5.2, 5.3(a), 5.3(b), 5.3(c)(i), 5.6, 5.7, 5.8(ii), 5.11(a), 5.12 and 5.15) shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached any such representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in
Article IV, in the case of the Company, or Article V, in the case of Buyer, has had or is reasonably likely to have a Material Adverse Effect with respect to the Company or Buyer, respectively.

                  (b) As used in this Agreement, the term "Material Adverse Effect" means, with respect to Buyer or the Company, as the case may be, a material adverse effect on (i) the business, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole, other than any such effect attributable to or resulting from (x) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (y) any change in GAAP (as defined herein) or regulatory accounting principles, in each case which affects banks, thrifts or their holding companies generally, except to the extent any such condition or change affects the referenced party to a materially greater extent than banks, thrifts or their holding companies generally, or (z) any change in interest rates, provided, that any such change in interest rates shall not affect the referenced party to a materially greater extent than banks, thrifts or their holding companies generally, and provided further, that any such change shall not have a materially adverse effect on the credit quality of such party's assets, or (ii) the ability of such party and its Subsidiaries to consummate the transactions contemplated hereby.


                              ARTICLE ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            Subject to Article III hereof and except as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Buyer as follows:

            Section 4.1 Corporate Organization. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The Company is duly registered as a non-diversified unitary savings and loan holding company under the Home Owners' Loan Act of 1933, as amended. The Restated Certificate of Incorporation and By-laws of the Company, copies of which have previously been made available to Buyer, are true and correct copies of such documents as in effect as of the date of this Agreement. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

                  (b) Reliance Federal Savings Bank (the "Company Bank") is a stock savings bank duly organized, validly existing and in good standing under the laws of the United States of America. The deposit accounts of the Company Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Savings Association Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Each of the Company's other Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Company's Subsidiaries has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The articles of incorporation, by-laws and similar governing documents of each Subsidiary of the Company, copies of which have previously been made available to Buyer, are true and correct copies of such documents as in effect as of the date of this Agreement.

                  (c) The minute books of the Company and each of its Subsidiaries contain true and correct records of all meetings and other corporate actions held or taken since December 31, 1996 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

            Section 4.2 Capitalization. (a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 4,000,000 shares of preferred stock, par value $.01 per share (the "Company Preferred Stock"). As of the date of this Agreement, there are (x) 8,584,410 shares of Company Common Stock outstanding and 2,166,410 shares of Company Common Stock held in the Company's treasury, (y) no shares of Company Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise except for (i) 1,080,876 shares of Company Common Stock reserved for issuance pursuant to the Company Option Plans and described in Section 4.2(a) of the Company Disclosure Schedule, and (ii) 1,708,297 shares of Company Common Stock reserved for issuance upon exercise of the option issued to Buyer pursuant to the Stock Option Agreement, dated August 30, 1999, between Buyer and the Company (the "Option Agreement") and (z) no shares of Company Preferred Stock issued or outstanding, held in the Company's treasury or reserved for issuance upon exercise of outstanding stock options or otherwise, except for 150,000 shares of Company Series A Junior Participating Preferred Stock reserved for issuance upon exercise of the rights (the "Company Rights") distributed to holders of Company Common Stock pursuant to the Stockholder Protection Rights Agreement, dated September 18, 1996 between the Company and Registrar and Transfer Co., as Rights Agent (the "Company Rights Agreement"). All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in Section 4.2(a) of the Company Disclosure Schedule, and except for the Option Agreement, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or Company Preferred Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or any other equity security of the Company. The names of the optionees, the date of each option to purchase Company Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the Company Option Plans are set forth in Section 4.2(a) of the Company Disclosure Schedule.

                  (b) Section 4.2(b) of the Company Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of the Company. Except as set forth in Section 4.2(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of the capital stock of each of such Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Assuming compliance by Buyer with
Section 1.5 hereof, at the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which the Company or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of the Company or any of its Subsidiaries.

            Section 4.3 Authority; No Violation. (a) The Company has full corporate power and authority to execute and deliver this Agreement and the Option Agreement (this Agreement and the Option Agreement, collectively, the "Company Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Company Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has directed that this Agreement and the transactions contemplated hereby be submitted to the Company's stockholders for approval at a meeting of such stockholders and, except for the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock, no other corporate proceedings on the part of the Company are necessary to approve the Company Documents and to consummate the transactions contemplated hereby and thereby. Each of the Company Documents has been duly and validly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

                  (b) Except as set forth in Section 4.3(b) of the Company Disclosure Schedule, neither the execution and delivery of the Company Documents by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of the Company or the certificate of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

            Section 4.4 Consents and Approvals. Except for (a) the filing of an application with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "BHC Act") and approval of such application, (b) the filing of an application with the FDIC under the Bank Merger Act and approval of such application, in the event the parties enter into the Bank Merger Agreement (as defined in Section 7.12) (c) the filing of applications and notices, as applicable, with the Office of Thrift Supervision (the "OTS") and approval of such applications and notices, (d) the filing of an application with the New York State Banking Department (the "Banking Department") and the approval of such application, (e) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement in definitive form relating to the meeting of the Company's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Proxy Statement") and the filing and declaration of effectiveness of the registration statement on Form S-4 (the "S-4") in which the Proxy Statement will be included as a prospectus, (f) the approval of this Agreement by the requisite vote of the stockholders of the Company, (g) the filing of the Certificate of Merger with the Secretary pursuant to the DGCL, (h) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement, (i) approval of the listing of the Buyer Common Stock to be issued in the Merger on the NYSE, and (j) such filings, authorizations or approvals as may be set forth in Section 4.4 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with the execution and delivery by the Company of the Company Documents or the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby.

            Section 4.5 Reports. The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1996 with (i) the OTS, (ii) the FDIC,
(iii) any state banking commissions or any other state regulatory authority (each a "State Regulator") and (iv) any other self-regulatory organization ("SRO") (collectively, with the Federal Reserve Board, the "Regulatory Agencies"), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company and its Subsidiaries, and except as set forth in Section 4.5 of the Company Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 1996. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries.

            Section 4.6 Financial Statements. The Company has previously made available to Buyer copies of (a) the consolidated statements of condition of the Company and its Subsidiaries as of June 30 for the fiscal years 1997 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1996 through 1998, inclusive, as reported in the Company's Annual Report on Form 10- K for the fiscal year ended June 30, 1998 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of KPMG LLP, independent public accountants with respect to the Company, (b) the unaudited consolidated statements of condition of the Company and its Subsidiaries as of March 31, 1998 and March 31, 1999 and the related unaudited consolidated statements of income, cash flows and changes in stockholders' equity for the nine-month periods then ended as reported in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1999 filed with the SEC under the Exchange Act, and (c) the consolidated statements of condition of the Company and its Subsidiaries as of June 30 for the fiscal years 1998 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1997 through 1999, inclusive, as reported in the draft of the Company's Annual Report for the fiscal year ended June 30, 1999 to be filed with the SEC (the "Draft Financials"). The June 30, 1998 and June 30, 1999 consolidated statements of condition of the Company (including the related notes, where applicable) fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates thereof, and the other financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will be, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Section 4.6 of the Company Disclosure Schedule sets forth a true and correct description of the Company's "Borrowed Funds" as reflected in the Draft Financials.

            Section 4.7 Broker's Fees. Neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by the Company Documents, except that the Company has engaged, and will pay a fee or commission to, Sandler, O'Neill & Partners, L.P. ("Sandler O'Neill") in accordance with the terms of a letter agreement between Sandler O'Neill and the Company, a true and correct copy of which has been previously delivered by the Company to Buyer.

            Section 4.8 Absence of Certain Changes or Events. (a) Except as may be set forth in Section 4.8(a) of the Company Disclosure Schedule or as disclosed in any Company Report filed with the SEC prior to the date of this Agreement, since June 30, 1998, (i) neither the Company nor any of its Subsidiaries has incurred any liability, except in the ordinary course of their business consistent with their past practices, and (ii) there has been no change or development or combination of changes or developments which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

                  (b) Except as set forth in Section 4.8(b) of the Company Disclosure Schedule or as disclosed in any Company Report filed with the SEC prior to the date of this Agreement, since June 30, 1998, the Company and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices.

                  (c) Except as set forth in Section 4.8(c) of the Company Disclosure Schedule, since June 30, 1999, neither the Company nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of June 30, 1999 (which amounts have been previously disclosed to Buyer), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (iv) had any union organizing activities.

            Section 4.9 Legal Proceedings. (a) Except as set forth in
Section 4.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by any of the Company Documents.

                  (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

            Section 4.10 Taxes. (a) Except as set forth in Section 4.10(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has (i) duly and timely filed (including applicable extensions granted without penalty) all Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and such Tax Returns are true and correct, and (ii) paid in full or made adequate provision in the financial statements of the Company (in accordance with GAAP) for all Taxes (as hereinafter defined). No deficiencies for any Taxes have been proposed, asserted, assessed or, to the knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries. Except as set forth in Section 4.10(a) of the Company Disclosure Schedule, (i) there are no liens for Taxes upon the assets of either the Company or its Subsidiaries except for statutory liens for current Taxes not yet due, (ii) neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (iii) with respect to each taxable period of the Company and its Subsidiaries, the federal and state income Tax Returns of the Company and its Subsidiaries have been audited by the Internal Revenue Service or appropriate state tax authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review, (iv) neither the Company nor any of its Subsidiaries has filed or been included in a combined, consolidated or unitary income Tax Return other than one in which the Company was the parent of the group filing such Tax Return, (v) neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes (other than the allocation of federal income taxes as provided by Regulation 1.1552-1(a)(1) under the
Code), (vi) neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar or corresponding provision or requirement of state, local or foreign income Tax law), by reason of the voluntary change in accounting method (nor has any taxing authority proposed any such adjustment or change of accounting method), (vii) neither the Company nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code, and (viii) neither the Company nor any of its Subsidiaries has made any payment or provided any benefit or may be obligated to make any payment or provide any benefit (by contract or otherwise) which will not be deductible by reason of Section 280G or Section 162(m) of the Code.

                  (b) Except as set forth in Section 4.10(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, directly or indirectly (including, without limitation, through partnerships, corporations, trusts or other entities), interests in real property ("Real Property Interests") situated in (A) New York State, which by reason of the Merger would be subject to either (i) the New York State Real Property Transfer Tax, or (ii) the New York City Real Property Transfer Tax (collectively, the "New York Transfer Taxes"), or (B) any state other than New York State which by reason of the Merger would be subject to any tax similar to the New York Transfer Taxes. For purposes of this Section 4.10(b), Real Property Interests include, without limitation, titles in fee, leasehold interests, beneficial interests, encumbrances, developments rights or any other interests with the right to use or occupy real property or the right to receive rents, profits or other income derived therefrom, or any options or contracts to purchase real property.

                  (c) For the purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto. For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

            Section 4.11 Employees. (a) Section 4.11(a) of the Company Disclosure Schedule sets forth a true and correct list of each deferred compensation plan, incentive compensation plan, equity compensation plan, "welfare" plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to (the "Plans") by the Company, any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of any employee or former employee of the Company or any Subsidiary.

                  (b) The Company has heretofore made available to Buyer true and correct copies of each of the Plans and all related documents, including but not limited to (i) the actuarial report for such Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Plan.

                  (c) Except as set forth in Section 4.11(c) of the Company Disclosure Schedule, (i) each of the Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code either (1) has received a favorable determination letter from the IRS, or (2) is or will be the subject of an application for a favorable determination letter, and the Company is not aware of any circumstances likely to result in the revocation or denial of any such favorable determination letter, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, (iv) no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in
Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of the Company, its Subsidiaries or the ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company, its Subsidiaries or an ERISA Affiliate of incurring a material liability thereunder, (vi) no Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by the Company, its Subsidiaries or any ERISA Affiliates as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and
Section 412 of the Code, (viii) neither the Company, its Subsidiaries nor any ERISA Affiliate has engaged in a transaction in connection with which the Company, its Subsidiaries or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) there are no pending, or, to the best knowledge of the Company, threatened or anticipated claims or proceedings (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto and (x) the consummation of the transactions contemplated by this Agreement will not (y) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, termination pay or any other payment or benefit, except as expressly provided in this Agreement or
(z) accelerate the time of payment or vesting or increase the amount or value of compensation or benefits due any such employee or officer.

            Section 4.12 SEC Reports. The Company has previously made available to Buyer a true and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1997 by the Company with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act (the "Company Reports") and (b) communication mailed by the Company to its stockholders since January 1, 1997, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. The Company has timely filed all Company Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Company Reports complied with the published rules and regulations of the SEC with respect thereto.

            Section 4.13 Company Information. The information relating to the Company and its Subsidiaries which is provided to Buyer by the Company or any of its affiliates or representatives for inclusion in the Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Buyer or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder.

            Section 4.14 Compliance with Applicable Law. The Company and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above.

            Section 4.15 Certain Contracts. (a) Except as set forth in
Section 4.15(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or any increase in the amount of or acceleration or vesting of any rights to any payment or benefits, from Buyer, the Company, the Surviving Corporation or any of their respective Subsidiaries to any director, officer, employee or consultant thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company Reports, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 60 days or less notice involving the payment of more than $100,000 per annum, or (v) which materially restricts the conduct of any line of business by the Company or any of its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this
Section 4.15(a), whether or not set forth in Section 4.15(a) of the Company Disclosure Schedule, is referred to herein as a "Company Contract." The Company has previously delivered or made available to Buyer true and correct copies of each Company Contract.

                  (b) Except as set forth in Section 4.15(b) of the Company Disclosure Schedule, (i) each Company Contract is valid and binding and in full force and effect, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Company Contract, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries under any Company Contract, and (iv) no other party to such Company Contract is, to the knowledge of the Company, in default in any respect thereunder.

            Section 4.16 Agreements with Regulatory Agencies. Except as set forth in Section 4.16 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 4.16 of the Company Disclosure Schedule, a "Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has the Company or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

            Section 4.17 Investment Securities. Section 4.17 of the Company Disclosure Schedule sets forth the book and market value as of July 31, 1999 of the investment securities, mortgage backed securities and securities held for sale of the Company and its Subsidiaries. Section 4.17 of the Company Disclosure Schedule sets forth, with respect to such securities, descriptions thereof, CUSIP numbers, pool face values and coupon rates.

            Section 4.18 State Takeover Laws; Business Combination Provision. The Board of Directors of the Company has approved the transactions contemplated by this Agreement and the Option Agreement such that the provisions of Section 203 of the DGCL and Article VIII of the Company's Certificate of Incorporation will not, assuming the accuracy of the representations contained in Section 5.15 hereof, apply to this Agreement or the Option Agreement or any of the transactions contemplated hereby or thereby.

            Section 4.19  Environmental Matters.  Except as set
forth in Section 4.19 of the Company Disclosure Schedule:

                  (a) Each of the Company and its Subsidiaries and, to the knowledge of the Company, each of the Participation Facilities and the Loan Properties (each as hereinafter defined) are and have been in compliance with all applicable federal, state and local laws including common law, regulations and ordinances and with all applicable decrees, orders and contractual obligations relating to pollution or the discharge of, or exposure to Hazardous Materials (as hereinafter defined) in the environment or workplace ("Environmental Laws");

                  (b) There is no suit, claim, action or proceeding, pending or, to the knowledge of the Company, threatened, before any Governmental Entity or other forum in which the Company, any of its Subsidiaries, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor), with any Environmental Laws, or (y) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries, any Participation Facility or any Loan Property;

                  (c) During the period of (x) the Company's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) the Company's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) to the knowledge of the Company, the Company's or any of its Subsidiaries' interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property. To the knowledge of the Company, prior to the period of (x) the Company's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) the Company's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) the Company's or any of its Subsidiaries' interest in a Loan Property, there was no release or threatened release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property; and

                  (d) The following definitions apply for purposes of this
Section 4.19: (x) "Hazardous Materials" means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials, (y) "Loan Property" means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (z) "Participation Facility" means any facility in which the Company or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

            Section 4.20 Derivative Transactions. Except as set forth in
Section 4.20 of the Company Disclosure Schedule, since June 30, 1998, neither Company nor any of its Subsidiaries has engaged in transactions in or involving forwards, futures, options on futures, swaps or other derivative instruments except (i) as agent on the order and for the account of others, or (ii) as principal for purposes of hedging interest rate risk on U.S. dollar-denominated securities and other financial instruments. None of the counterparties to any contract or agreement with respect to any such instrument is in default with respect to such contract or agreement and no such contract or agreement, were it to be a Loan (as defined below) held by the Company or any of its Subsidiaries, would be classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans" or words of similar import. The financial position of the Company and its Subsidiaries on a consolidated basis under or with respect to each such instrument has been reflected in the books and records of the Company and such Subsidiaries in accordance with GAAP consistently applied, and no open exposure of the Company or any of its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $250,000.

            Section 4.21 Opinion. Prior to the execution of this Agreement, the Company has received an opinion from Sandler O'Neill to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair to the stockholders of the Company from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

            Section 4.22 Approvals. As of the date of this Agreement, the Company knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby should not be obtained.

            Section 4.23 Loan Portfolio. (a) Except as set forth in Section
4.23 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), other than any Loan the unpaid principal balance of which does not exceed $100,000, under the terms of which the obligor was, as of June 30, 1999, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) Loan with any director, executive officer or five percent or greater stockholder of the Company or any of its Subsidiaries, or to the knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 4.23 of the Company Disclosure Schedule sets forth (i) all of the Loans in original principal amount in excess of $100,000 of the Company or any of its Subsidiaries that as of June 30, 1999, were classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans", "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder,
(ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of the Company and its Subsidiaries that as of June 30, 1999, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (iii) each asset of the Company that as of June 30, 1999, was classified as "Other Real Estate Owned" and the book value thereof. The Company shall promptly inform Buyer in writing of any Loan that becomes classified in the manner described in the previous sentence, or any Loan the classification of which is changed, at any time after the date of this Agreement.

                  (b) Each Loan in original principal amount in excess of $250,000 (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            Section 4.24 Property. Each of the Company and its Subsidiaries has good and marketable title free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the consolidated statement of financial condition of the Company as of June 30, 1999 or acquired after such date, except (i) liens for taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business, (iii) such imperfections of title, easements and encumbrances, if any, as do not interfere with the use of the property as such property is used on the date of this Agreement, (iv) for dispositions and encumbrances of, or on, such properties or assets in the ordinary course of business or (v) mechanics', materialmen's, workmen's, repairmen's, warehousemen's, carrier's and other similar liens and encumbrances arising in the ordinary course of business. All leases pursuant to which the Company or any Subsidiary of the Company, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms and neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in default thereunder.

            Section 4.25 Reorganization. As of the date of this Agreement, the Company has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

            Section 4.26 Company Rights Agreement. The Company has (a) duly entered into an appropriate amendment to the Company Rights Agreement and
(b) taken all other action necessary or appropriate, in each case so that the execution of this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the Merger) do not and will not result in the ability of any person to exercise any rights under the Company Rights Agreement or enable or require the Company Rights to separate from the shares of Company Common Stock to which they are attached or to be triggered or become exercisable.

            Section 4.27 Equity and Real Estate Investments. Except as set forth in Section 4.27 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has (i) equity investments other than investments in wholly owned Subsidiaries or (ii) investments in real estate or real estate development projects, other than assets classified as "other real estate owned."

            Section 4.28 Year 2000 Matters. Section 4.28 of the Company Disclosure Schedule contains a true and correct copy of the Company's plan for addressing year 2000 computer issues (the "Year 2000 Plan"). The Company is in material compliance with the Company's Year 2000 Plan. The Company has been examined by the OTS with respect to being "Year 2000 Compliant" and the Company's Year 2000 Plan has been reviewed by the OTS and the Company has received a "satisfactory" rating in connection therewith, and neither the Company nor the Company Bank has received any written communication from the OTS commenting adversely with respect to the ability of the Company to become Year 2000 compliant.


                               ARTICLE ARTICLE V
                        REPRESENTATIONS AND WARRANTIES
                                   OF BUYER

            Subject to Article III hereof and except as set forth in the Buyer Disclosure Schedule, Buyer hereby represents and warrants to the Company as follows:

            Section 5.1 Corporate Organization. (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Buyer is duly registered as a bank holding company under the BHC Act. The Restated Certificate of Incorporation and By-laws of Buyer, copies of which have previously been made available to the Company, are true and correct copies of such documents as in effect as of the date of this Agreement.

                  (b) North Fork Bank ("Buyer Bank") is a commercial bank duly organized, validly existing and in good standing under the laws of the State of New York. The deposit accounts of Buyer Bank are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid when due. Each of Buyer's other Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary of Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The articles of organization and by-laws of Buyer Bank, copies of which have previously been made available to the Company, are true and correct copies of such documents as in effect as of the date of this Agreement.

                  (c) The minute books of Buyer and each of its Subsidiaries contain true and correct records of all meetings and other corporate actions held or taken since December 31, 1996 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

            Section 5.2 Capitalization. (a) As of the date of this Agreement, the authorized capital stock of Buyer consists of 200,000,000 shares of Buyer Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share ("Buyer Preferred Stock"). As of August 23, 1999, (i) 135,802,670 shares of Buyer Common Stock were issued and outstanding, (ii) no shares of Buyer Preferred Stock were issued and outstanding, (iii) no shares of Buyer Common Stock were reserved for issuance, except that 2,000,000 shares of Buyer Common Stock were reserved for issuance pursuant to the Buyer Dividend Investment and Stock Purchase Plan, 1,973,140 shares of Buyer Common Stock were reserved for issuance pursuant to the Buyer 1985 Incentive Stock Option Plan, the Buyer 1987 Long-Term Incentive Plan, the Buyer 1989 Executive Management and Compensation Plan, the Buyer 1994 Key Employee Stock Plan, the Buyer 1997 Non-Officer Stock Plan and the Buyer 1998 Stock Compensation Plan (the "Buyer Stock Plans"), and 31,000,000 shares of Buyer Common Stock were reserved for issuance pursuant to the Agreement and Plan of Merger, dated as of August 16, 1999, between Buyer and JSB Financial, Inc., (iv) no shares of Buyer Preferred Stock were reserved for issuance and (v) 9,323,852 shares of Buyer Common Stock were held by Buyer in its treasury or by Buyer's Subsidiaries. All of the issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as referred to above or reflected in
Section 5.2(a) of the Buyer Disclosure Schedule, Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Buyer Common Stock or Buyer Preferred Stock or any other equity securities of Buyer or any securities representing the right to purchase or otherwise receive any shares of Buyer Common Stock or Buyer Preferred Stock or any other equity security of the Buyer. The shares of Buyer Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

                  (b) Section 5.2(b) of the Buyer Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of the Buyer as of the date of this Agreement. Except as set forth in Section 5.2(b) of the Buyer Disclosure Schedule, as of the date of this Agreement, Buyer owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Subsidiaries of Buyer, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Subsidiary of Buyer has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of Buyer calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

            Section 5.3 Authority; No Violation. (a) Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Buyer, and no other corporate proceedings on the part of Buyer are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

                  (b) Except as set forth in Section 5.3(b) of the Buyer Disclosure Schedule, neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the terms or provisions hereof, will (i) violate any provision of the Restated Certificate of Incorporation or By-Laws of Buyer, or the articles of incorporation or by-laws or similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

            Section 5.4 Consents and Approvals. Except for (a) the filing of an application with the Federal Reserve Board under the BHC Act, and approval of such application, (b) the filing of an application with the FDIC under the Bank Merger Act and approval of such application, in the event the parties enter into the Bank Merger Agreement (as defined in Section 7.12), (c) the filing of applications and notices, as applicable, with the OTS and approval of such applications and notices, (d) the State Banking Approvals, (e) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the S-4, (f) the approval of this Agreement by the requisite vote of the stockholders of the Company,
(g) the filing of the Certificate of Merger with the Secretary, (h) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement,
(i) approval of the listing of the Buyer Common Stock to be issued in the Merger on the NYSE, and (j) such filings, authorizations or approvals as may be set forth in Section 5.4 of the Buyer Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the Merger and the other transactions contemplated hereby.

            Section 5.5 Reports. Buyer and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1996 with any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Buyer and its Subsidiaries, and except as set forth in Section 5.5 of the Buyer Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the knowledge of Buyer, investigation into the business or operations of Buyer or any of its Subsidiaries since December 31, 1996. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Buyer or any of its Subsidiaries.

            Section 5.6 Financial Statements. Buyer has previously made available to the Company copies of (a) the consolidated statements of financial condition of Buyer and its Subsidiaries as of December 31 for the fiscal years 1997 and 1998 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1996 through 1998, inclusive, as reported in Buyer's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of KPMG LLP, independent public accountants with respect to Buyer, and (b) the unaudited consolidated statements of financial condition of Buyer and its Subsidiaries as of March 31, 1998 and March 31, 1999 and the related unaudited consolidated statements of income, changes in stockholder's equity and cash flows for the three-month periods then ended as reported in Buyer's Quarterly Report on Form 10-Q for the period ended March 31, 1999 filed with the SEC under the Exchange Act. The December 31, 1998 consolidated statements of financial condition of Buyer (including the related notes, where applicable) fairly presents the consolidated financial position of Buyer and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 5.6 (including the related notes, where applicable) fairly present, and the financial statements to be filed by Buyer with the SEC after the date of this Agreement will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of Buyer and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by Buyer with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by Buyer with the SEC after the date of this Agreement will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Buyer and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

            Section 5.7 Broker's Fees. Neither Buyer nor any Subsidiary of Buyer, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement or the Option Agreement, except that Buyer has engaged, and will pay a fee or commission to, Donaldson, Lufkin & Jenrette Securities Corporation.

            Section 5.8 Absence of Certain Changes or Events. (a) Except as may be set forth in Section 5.8(a) of the Buyer Disclosure Schedule or as disclosed in any Buyer Report filed with the SEC prior to the date of this Agreement, since December 31, 1998, (i) neither Buyer nor any of its Subsidiaries has incurred any liability, except in the ordinary course of their business consistent with their past practices, and (ii) there has been no change or development or combination of changes or developments which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

                  (b) Except as disclosed in any Buyer Report filed with the SEC prior to the date of this Agreement, since December 31, 1998, the Buyer and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with prudent banking practices.

                  (c) Since December 31, 1998, neither the Buyer nor any of its Subsidiaries has (i)suffered any strike, work stoppage, slow-down, or other labor disturbance, (ii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (iii) had any union organizing activities.

            Section 5.9 Legal Proceedings. (a) Except as set forth in
Section 5.9 of the Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries is a party to any and there are no pending or, to Buyer's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Buyer or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

                  (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Buyer, any of its Subsidiaries or the assets of Buyer or any of its Subsidiaries.

            Section 5.10 Taxes. Except as set forth in Section 5.10 of the Buyer Disclosure Schedule, each of Buyer and its Subsidiaries has (i) duly and timely filed (including applicable extensions granted without penalty) all Tax Returns required to be filed at or prior to the Effective Time, and such Tax Returns are true and correct, and (ii) paid in full or made adequate provision in the financial statements of Buyer (in accordance with GAAP) for all Taxes. No deficiencies for any Taxes have been proposed, asserted, assessed or, to the best knowledge of Buyer, threatened against or with respect to Buyer or any of its Subsidiaries. Except as set forth in
Section 5.10 of the Buyer Disclosure Schedule, (i) there are no liens for Taxes upon the assets of either Buyer or its Subsidiaries except for statutory liens for current Taxes not yet due, (ii) neither Buyer nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (iii) with respect to each taxable period of Buyer and its Subsidiaries, the federal and state income Tax Returns of Buyer and its Subsidiaries have been audited by the Internal Revenue Service or appropriate state tax authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review, (iv) neither Buyer nor any of its Subsidiaries has filed or been included in a combined, consolidated or unitary income Tax Return other than one in which Buyer was the parent of the group filing such Tax Return, (v) neither Buyer nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes (other than the allocation of federal income taxes as provided by Regulation 1.1552-1(a)(1) under the Code), (vi) neither Buyer nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar or corresponding provision or requirement of state, local or foreign income Tax law), by reason of the voluntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method), and (vii) neither Buyer nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code.

            Section 5.11 Employees. (a) Section 5.11(a) of the Buyer Disclosure Schedule sets forth a true and correct list of each deferred compensation plan, incentive compensation plan, equity compensation plan, "welfare" plan, fund or program (within the meaning of section 3(1) of the ERISA); "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to as of the date of this Agreement (the "Buyer Plans") by Buyer, any of its Subsidiaries or by any trade or business, whether or not incorporated (a "Buyer ERISA Affiliate"), all of which together with Buyer would be deemed a "single employer" within the meaning of Section 4001 of ERISA, for the benefit of any employee or former employee of Buyer, any Subsidiary or any Buyer ERISA Affiliate.

            (b) Except as set forth in Section 5.11(b) of the Buyer Disclosure Schedule, (i) each of the Buyer Plans has been operated and administered in accordance with its terms and applicable law, including but not limited to ERISA and the Code, (ii) each of the Buyer Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has either
(1) received a favorable determination letter from the IRS, or (2) is or will be the subject of an application for a favorable determination letter, and Buyer is not aware of any circumstances likely to result in the revocation or denial of any such favorable determination letter, (iii) with respect to each Buyer Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Buyer Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Buyer Plan's actuary with respect to such Buyer Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Buyer Plan allocable to such accrued benefits, (iv) no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Buyer, its Subsidiaries or any Buyer ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in
Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of Buyer, its Subsidiaries or the ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by Buyer, its Subsidiaries or any Buyer ERISA Affiliate that has not been satisfied in full and no condition exists that presents a material risk to the Buyer, its Subsidiaries or an ERISA Affiliate of incurring a material liability thereunder, (vi) no Buyer Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by Buyer, its Subsidiaries or any ERISA Affiliate as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and
Section 412 of the Code, (viii) neither Buyer, its Subsidiaries nor any Buyer ERISA Affiliate has engaged in a transaction in connection with which Buyer, its Subsidiaries or any Buyer ERISA Affiliate could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) there are no pending, or, to the best knowledge of Buyer, threatened or anticipated claims or proceedings (other than routine claims for benefits) by, on behalf of or against any of the Buyer Plans or any trusts related thereto and (x) the consummation of the transactions contemplated by this Agreement will not (y) entitle any current or former employee or officer of Buyer or any Buyer ERISA Affiliate to severance pay, termination pay or any other payment or benefit, except as expressly provided in this Agreement or
(z) accelerate the time of payment or vesting or increase in the amount or value of compensation or benefits due any such employee or officer.

            Section 5.12 SEC Reports. Buyer has previously made available to the Company a true and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1997 by Buyer with the SEC pursuant to the Securities Act or the Exchange Act (the "Buyer Reports") and (b) communication mailed by Buyer to its stockholders since January 1, 1997, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Buyer has timely filed all Buyer Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Buyer Reports complied with the published rules and regulations of the SEC with respect thereto.

            Section 5.13 Buyer Information. The information relating to Buyer and its Subsidiaries to be contained in the Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The S-4 will comply with the provisions of the Securities Act and the rules and regulations thereunder.

            Section 5.14 Compliance with Applicable Law. Buyer and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Buyer or any of its Subsidiaries, and neither Buyer nor any of its Subsidiaries knows of, or has received notice of violation of, any violations of any of the above.

            Section 5.15 Ownership of Company Common Stock. (a) Except for the Option Agreement and 55,000 shares of Company Common Stock beneficially owned by Buyer, neither Buyer nor any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than Trust Account Shares and DPC Shares).

                  (b) Neither Buyer nor any of its Subsidiaries is an "affiliate" (as such term is defined in DGCL ss. 203(c)(1)) or an "associate" (within the meaning of DGCL ss. 203(c)(2)) of the Company or an "Interested Stockholder" (as such term is defined in Article VIII of the Company's Certificate of Incorporation).

            Section 5.16 Agreements with Regulatory Agencies. Neither Buyer nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 5.16 of the Buyer Disclosure Schedule, a "Buyer Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Buyer or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

            Section 5.17 Approvals. As of the date of this Agreement, Buyer knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby should not be obtained.

            Section 5.18 Tax Treatment for the Merger; Reorganization. As of the date of this Agreement, Buyer has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

            Section 5.19  Environmental Matters.  Except as set
forth in Section 5.19 of the Buyer Disclosure Schedule:

                  (a) Each of Buyer and its Subsidiaries and, to the knowledge of the Buyer, each of the Participation Facilities and the Loan Properties (each as hereinafter defined) are and have been in compliance with all Environmental Laws;

                  (b) There is no suit, claim, action or proceeding, pending or, to the knowledge of Buyer, threatened, before any Governmental Entity or other forum in which Buyer, any of its Subsidiaries, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by Buyer or any of its Subsidiaries, any Participation Facility or any Loan Property;

                  (c) During the period of (x) Buyer's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) Buyer's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) to the knowledge of the Buyer, Buyer's or any of its Subsidiaries' interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property. To the knowledge of the Buyer, prior to the period of
(x) Buyer's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) Buyer's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) Buyer's or any of its Subsidiaries' interest in a Loan Property, there was no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property; and

                  (d) The following definitions apply for purposes of this
Section 5.19: (x) "Loan Property" means any property in which Buyer or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; (y) "Participation Facility" means any facility in which Buyer or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property; and (z) "Hazardous Materials" means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials.

            Section 5.20 Loan Portfolio. Section 5.20 of the Buyer Disclosure Schedule sets forth, by category, the aggregate book value amount of (i) all of the Loans in original principal amount in excess of $100,000 of the Buyer or any of its Subsidiaries that as of July 31, 1999, were classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans", "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder and (ii) all assets of the Buyer that as of June 30, 1999, were classified as "Other Real Estate Owned".

                  (b) Each Loan in original principal amount in excess of $250,000 (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            Section 5.21 Property. Each of the Buyer and its Subsidiaries has good and marketable title free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the consolidated statement of financial condition of the Buyer as of June 30, 1999 or acquired after such date, except (i) liens for taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business, (iii) such imperfections of title, easements and encumbrances, if any, as do not interfere with the use of the property as such property is used on the date of this Agreement, (iv) for dispositions and encumbrances of, or on, such properties or assets in the ordinary course of business or (v) mechanics', materialmen's, workmen's, repairmen's, warehousemen's, carrier's and other similar liens and encumbrances arising in the ordinary course of business. All leases pursuant to which the Buyer or any Subsidiary of the Buyer, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms and neither the Buyer nor any of its Subsidiaries nor, to the knowledge of the Buyer, any other party thereto is in default thereunder.

            Section 5.22 Derivative Transactions. Except as set forth in
Section 5.22 of the Buyer Disclosure Schedule, since December 31, 1998, neither Buyer nor any of its Subsidiaries has engaged in transactions in or involving forwards, futures, options on futures, swaps or other derivative instruments except (i) as agent on the order and for the account of others, or (ii) as principal for purposes of hedging interest rate risk on U.S. dollar-denominated securities and other financial instruments. None of the counterparties to any contract or agreement with respect to any such instrument is in default with respect to such contract or agreement and no such contract or agreement, were it to be a Loan (as defined below) held by the Buyer or any of its Subsidiaries, would be classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans" or words of similar import. The financial position of Buyer and its Subsidiaries on a consolidated basis under or with respect to each such instrument has been reflected in the books and records of Buyer and such Subsidiaries in accordance with GAAP consistently applied, and no open exposure of Buyer or any of its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $250,000.

            Section 5.23 Year 2000 Matters. Section 5.23 of the Buyer Disclosure Schedule contains a true and correct copy of the Buyer's plan for addressing year 2000 computer issues (the "Year 2000 Plan"). The Buyer is in material compliance with the Buyer's Year 2000 Plan.

            Section 5.24 Insurance. The Buyer and its Subsidiaries are presently insured, and since December 31, 1998, have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by the Buyer and its Subsidiaries are in full force and effect, the Buyer and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.


                              ARTICLE ARTICLE VI
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

            Section 6.1 Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or the Option Agreement or with the prior written consent of Buyer, the Company and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice and consistent with prudent banking practice. The Company will use its best efforts to (x) preserve its business organization and that of its Subsidiaries intact, (y) keep available to itself and Buyer the present services of the employees of the Company and its Subsidiaries and (z) preserve for itself and Buyer the goodwill of the customers of the Company and its Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in Section 6.1 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by Buyer, the Company shall not, and shall not permit any of its Subsidiaries to:

                  (a) solely in the case of the Company, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, other than normal quarterly dividends not in excess of $0.21 per share of Company Common Stock;

                  (b) (i) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (ii) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(b) hereof) any shares of the capital stock of the Company or any Subsidiary of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Subsidiary of the Company; or (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, except, in the case of clauses (i) and (iii), for the issuance of Company Common Stock upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement and in accordance with their present terms;

                  (c) amend its Certificate of Incorporation, By-laws or other similar governing documents;

                  (d) authorize any of its officers, directors, or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or recommend or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a takeover proposal; provided, however, that the Company may communicate information about any such takeover proposal to its stockholders if, in the judgment of the Company's Board of Directors, based upon the advice of outside counsel, such communication is required under applicable law; provided further, however, that nothing contained in this
Section 6.1(d) shall prohibit the Company from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide takeover proposal that constitutes a Superior Proposal (as defined below) in each case if, and only to the extent that (A) such actions occur at a time prior to approval of the Merger Agreement by the Company's stockholders, (B) the Board of Directors of the Company concludes in good faith, after consultation with and based upon the advice of outside counsel, that it is required to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, and (C) prior to taking such action, the Company receives from such person or entity an executed confidentiality agreement and an executed standstill agreement, each in reasonably customary form (provided that such agreements shall contain terms that are no less restrictive than the terms of any such agreement between Buyer and the Company). For purposes of this Agreement, "Superior Proposal" means any bona fide written takeover proposal for or in respect of all of the outstanding shares of Company Common Stock, (i) on terms that the Board of Directors of the Company determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the takeover proposal deemed relevant by such Board of Directors, including the consideration to be paid pursuant thereto, any break-up fees, expense reimbursement provisions, conditions to consummation, and the ability of the party making such proposal to obtain financing therefor) are more favorable from a financial point of view to its stockholders than the Merger, and (ii) that constitutes a transaction that, in such Board of Directors' good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Buyer with respect to any of the foregoing. The Company will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.1(d). The Company will notify Buyer immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company, and the Company will promptly inform Buyer in writing of all of the relevant details with respect to the foregoing. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any Subsidiary of the Company or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary of the Company other than the transactions contemplated or permitted by this Agreement and the Option Agreement;

                  (e) make any capital expenditures other than those which
(i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $500,000 in the aggregate;

                  (f)  enter into any new line of business;

                  (g) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Company, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

                  (h) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;

                  (i) change its methods of accounting in effect at June 30, 1998 except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company's independent auditors;

                  (j) (i) except as required by applicable law or as required to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any employee benefit plan (including, without limitation, any Plan) or any agreement, arrangement, plan or policy between the Company or any Subsidiary of the Company and one or more of its current or former directors, officers or employees or (ii) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

                  (k) take or cause to be taken any action which would disqualify the Merger as a tax free reorganization under Section 368(a) of the Code;

                  (l) other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

                  (m) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

                  (n) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;

                  (o) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

                  (p) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties is bound;

                  (q) other than in prior consultation with Buyer, restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported; or

                  (r) agree to do any of the foregoing.

            Section 6.2 Covenants of Buyer. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or the Option Agreement or with the prior written consent of the Company, Buyer and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with prudent banking practice. Except as set forth in
Section 6.2 of the Buyer Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by the Company, Buyer shall not, and shall not permit any of its Subsidiaries to:

                  (a) solely in the case of Buyer, declare or pay any extraordinary or special dividends on or make any other extraordinary or special distributions in respect of any of its capital stock; provided, however, that nothing contained herein shall prohibit Buyer from increasing the quarterly cash dividend on the Buyer Common Stock;

                  (b) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;

                  (c) change its methods of accounting in effect at December 31, 1998, except in accordance with changes in GAAP or regulatory accounting principles as concurred to by Buyer's independent auditors;

                  (d) take or cause to be taken any action which would disqualify the Merger as a tax free reorganization under Section 368(a) of the Code; or

                  (e) change any provisions of the Certificate of Incorporation of the Buyer, other than as disclosed in Section 6.2(e) of the Buyer Disclosure Schedule;

                  (f) agree to do any of the foregoing.


                              ARTICLE ARTICLE VII
                             ADDITIONAL AGREEMENTS

            Section 7.1 Regulatory Matters. (a) The Company shall promptly prepare and file with the SEC the Proxy Statement and Buyer shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Buyer shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail the Proxy Statement to its stockholders. Buyer shall also use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

                  (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement. The Company and Buyer shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Buyer, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

                  (c) Buyer and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Buyer, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

                  (d) Buyer and the Company shall promptly furnish each other with copies of written communications received by Buyer or the Company, as the case may be, or any of their respective Subsidiaries, Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

            Section 7.2 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Buyer, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Buyer (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws (other than reports or documents which the Company is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as Buyer may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the Company's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

                  (b) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Buyer shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the Company, access, during normal business hours during the period prior to the Effective Time, to such information regarding Buyer and its Subsidiaries as shall be reasonably necessary for the Company to fulfill its obligations pursuant to this Agreement to assist in the preparation of the Proxy Statement or which may be reasonably necessary for the Company to confirm that the representations and warranties of Buyer contained herein are true and correct and that the covenants of Buyer contained herein have been performed in all material respects. Neither Buyer nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Buyer's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

                  (c) All information furnished by either party to the other party or its representatives pursuant hereto shall be treated as the sole property of the delivery party and, if the Merger shall not occur, the receiving party and its representatives shall return to the delivering party all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. The receiving party shall, and shall use its best efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for ten years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in the receiving party's possession prior to the disclosure thereof by the delivering party; (y) was then generally known to the public; or (z) was disclosed to the receiving party by a third party not bound by an obligation of confidentiality or (ii) disclosures made as required by law. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder the receiving party is nonetheless, in the opinion of its counsel, compelled to disclose information concerning delivering party to any tribunal or governmental body or agency or else stand liable for contempt or suffer other censure or penalty, the receiving party may disclose such information to such tribunal or governmental body or agency without liability hereunder.

                  (d) No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

            Section 7.3 Stockholder Meetings. The Company shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval of this Agreement and the consummation of the transactions contemplated hereby. The Company will, through its Board of Directors, recommend to its stockholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its stockholders in connection with this Agreement; provided, however, that nothing shall prohibit the Board of Directors of the Company from withdrawing or modifying in a manner adverse to Buyer such recommendation to the Company's stockholders if (a) the Company is not in breach of, and has not breached, any of the provisions of Section 6.1(d), (b) the Company receives an unsolicited, bona fide written takeover proposal which constitutes a Superior Proposal (each as defined in Section 6.1(d)), and
(c) the Board of Directors of the Company determines in good faith that it is required to take such action, but only after consultation with outside counsel and only if such outside counsel concludes and advises the Board that the failure to take such action would result in a violation of its fiduciary duties under applicable law.

            Section 7.4 Legal Conditions to Merger. Each of Buyer and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Buyer or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

            Section 7.5 Affiliates. The Company shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of the Company to deliver to Buyer, as soon as practicable after the date of this Agreement, a written agreement, in the form of Exhibit 7.5 hereto.

            Section 7.6 Stock Exchange Listing. Buyer shall use all reasonable efforts to cause the shares of Buyer Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as of the Effective Time.

            Section 7.7 Employee Benefit Plans; Existing Agreements. (a) As soon as practicable following the Effective Time, the employees of the Company and its Subsidiaries (the "Company Employees") shall be eligible to participate in Buyer's employee benefit plans in which similarly situated employees of Buyer or Buyer Bank participate, to the same extent as similarly-situated employees of Buyer or Buyer Bank (it being understood that inclusion of Company Employees in Buyer's employee benefit plans may occur at different times with respect to different plans); provided, however, that Buyer shall continue the comparable plans of Company and its Subsidiaries for the exclusive benefit of Company Employees until such time as Company Employees become eligible to participate in the plans of Buyer or Buyer Bank. Company's ESOP shall terminate as of the Effective Time and prior to such time Company shall make contributions to the ESOP sufficient to enable the trustee of the plan to repay in full all outstanding acquisition loans of the plan. If Company cannot make contributions sufficient to enable the trustee to repay such loans in full by reason of the operation of Section 415(c) of the Code then, in accordance with the terms of the ESOP, the trustee shall sell a number of shares sufficient to repay the remaining portion of the loan. All shares of stock and cash held by the plan as of the Effective Time shall be allocated to participants of the ESOP in accordance with its terms.

            (b) With respect to each Buyer Plan that is an "employee benefit plan," as defined in Section 3(3)of ERISA, for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), service with the Company and its Subsidiaries shall be treated as service with Buyer; provided however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Company Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Buyer Plan.

            (c) Buyer shall honor and shall cause the appropriate Subsidiaries of Buyer to honor, and the Company shall pay at the Closing Date, in accordance with their terms all employment, severance and other compensation agreements and arrangements existing prior to the execution of this Agreement which are between the Company or any of its Subsidiaries and any director, officer or employee thereof and which have been disclosed in the Company Disclosure Schedule and previously have been delivered to Buyer. All payments under employment and change in control agreements identified in Section 4.15(a) of the Company Disclosure Schedule between the Company or its Subsidiaries and individual officers and employees of the Company or its Subsidiaries shall be paid by the Company at the Closing Date regardless of whether or not such individual continues in employment with Buyer or its Subsidiaries. The Company Disclosure Schedule sets forth the reasonable, good faith estimates of amounts payable under employment and severance agreements between the Company or its Subsidiaries and certain individuals and the amounts shown and methodology used in preparing such estimates shall be followed in determining the actual amounts payable under such agreements.

            (d) Employees of the Company and its Subsidiaries shall be entitled to receive payment for accrued but unused vacation days and any accrued but unused vacation days of employees of the Company or its Subsidiaries as of the Closing Date shall, at the employee's option, either be paid immediately prior to the Closing Date or taken as vacation as soon as practicable following the Closing Date; provided, however, that the Company shall deliver to Buyer, not later than fifteen (15) business days after the date of this Agreement, a schedule of employees indicating their accrued but unused vacation days as of the most recent date practicable.

            (e) The Company or its Subsidiaries shall pay bonuses in accordance with its past practices through December 31, 1999, and the compensation with respect to which bonuses are paid for any individual shall be for the period of time that has elapsed since the payment of the last bonus. At the Closing Date each Company Employee shall be entitled to receive a bonus equal to the bonus received by such Company Employee for the period ended as of December 31, 1999, multiplied by a fraction, the numerator of which shall be the number of days from December 31 through the date on which the Closing Date occurs and the denominator of which is 366 (in the case of employees who were paid annual bonuses as of December 31) and 180 days (in the case of employees who received semi annual bonuses as of both June 30 and December 31), as the case may be.

            Section 7.8 Indemnification. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of the Company, any of the Subsidiaries of the Company or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Buyer shall indemnify and hold harmless, as and to the extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Buyer; provided, however, that (1) Buyer shall have the right to assume the defense thereof with counsel reasonably acceptable to the Indemnified party and upon such assumption Buyer shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Buyer elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between Buyer and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Buyer, and Buyer shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties,
(2) Buyer shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel with respect to any claim, action or suit for all Indemnified Parties, (3) Buyer shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) Buyer shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 7.8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify promptly Buyer thereof, provided that the failure to so notify shall not affect the obligations of Buyer under this Section 7.8 except to the extent such failure to notify prejudices Buyer. Buyer's obligations under this
Section 7.8 shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

                  (b) Buyer shall cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered for a period of six (6) years from the Effective Time by the directors' and officers' liability insurance policy maintained by the Company (provided that Buyer may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Buyer be required to expend on an annual basis more than 175% of the current amount expended by the Company (the "Insurance Amount") to maintain or procure insurance coverage, and further provided that if Buyer is unable to maintain or obtain the insurance called for by this Section 7.8(b) Buyer shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.

                  (c) In the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer assume the obligations set forth in this section.

                  (d) The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

            Section 7.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Buyer.

            Section 7.10 Advice of Changes. Buyer and the Company shall promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing
Date), each party will supplement or amend its Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 8.2(a) or 8.3(a) hereof, as the case may be, or the compliance by the Company or Buyer, as the case may be, with the respective covenants and agreements of such parties contained herein.

                       Section 7.11   Current Information.  (a)
During the period from the date of this Agreement to the Effective Time, the Company will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of Buyer and to report the general status of the ongoing operations of the Company and its Subsidiaries. The Company will promptly notify Buyer of any material change in the normal course of business or in the operation of the properties of the Company or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving the Company or any of its Subsidiaries, and will keep Buyer fully informed of such events.

                    (b) During the period from the date of this Agreement to the Effective Time, Buyer shall inform the Company of any proposed acquisition or merger transaction involving Buyer.

            Section 7.12 Execution and Authorization of Bank Merger Agreement. As soon as reasonably practicable following a request made by Buyer, (a) Buyer shall (i) cause the Board of Directors of Buyer Bank to approve an Agreement and Plan of Merger providing for the merger of Company Bank into Buyer Bank (the "Bank Merger Agreement"), (ii) cause Buyer Bank to execute and deliver the Bank Merger Agreement, and (iii) approve the Bank Merger Agreement as the sole stockholder of Buyer Bank, and (b) the Company shall (i) cause the Board of Directors of the Company Bank to approve the Bank Merger Agreement, (ii) cause the Company Bank to execute and deliver the Bank Merger Agreement, and (iii) approve the Bank Merger Agreement as the sole stockholder of the Company Bank. The Bank Merger Agreement shall contain terms that are normal and customary in light of the transactions contemplated hereby and such additional terms as are necessary to carry out the purposes of this Agreement.

            Section 7.13 Coordination of Dividends. From the date of this Agreement to the Effective Time, each of Buyer and the Company shall coordinate with the other the declaration, record and payment dates with respect to dividends in respect of the Buyer Common Stock and the Company Common Stock and the record dates and payments dates relating thereto, it being the intention of the parties that the holders of Buyer Common Stock or Company Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Buyer Common Stock and/or Company Common Stock and any shares of Buyer Common Stock any holder of Company Common Stock receives in exchange therefor in the Merger.

            Section 7.14 Directorship. Effective as of the Effective Time, Buyer shall cause its Board of Directors to be expanded by one member and shall appoint Raymond A. Nielsen to fill the vacancy on Buyer's Board of Directors created by such increase as of the Effective Time and shall cause Mr. Nielsen to be nominated for election to the Board of Directors for a period not less than three (3) years.

            Section 7.15  Accountants' Letter.  The Company shall
use its reasonable efforts to cause to be delivered to Buyer a letter of its independent public accountants dated (i) the date on which the S-4 shall become effective and (ii) a date shortly prior to the Effective Time, and addressed to Buyer, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Financial Accounting Standards No. 72.

            Section 7.16 Certain Revaluations, Changes and Adjustments. At or before the Effective Time, upon the request of Buyer, the Company shall, consistent with GAAP, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied consistently on a mutually satisfactory basis with those of Buyer and establish such accruals and reserves as shall be necessary to reflect Merger-related expenses and costs incurred by the Company, provided, however, that the Company shall not be required to take such action unless Parent acknowledges in writing that all conditions to closing set forth in Article VIII have been satisfied or waived (other than those conditions relating to delivery of documents on the Closing Date); provided further, however, that no accrual or reserve made by the Company or any Company Subsidiary pursuant to this Section 7.16 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

            Section 7.17 Year 2000. Each of Buyer and the Company shall use its commercially reasonable efforts to implement its respective Y2K Plan. At the request of the other party, each of Buyer and the Company shall periodically update the other party regarding its process with respect to its Y2K Plan.

            Section 7.18 JSB Financial Merger. It is understood by the parties that the Merger shall be accounted for under the purchase method of accounting. Accordingly, the parties agree to use all reasonable efforts to cause the Effective Time to occur prior to the consummation of the merger between Buyer and JSB Financial, Inc. pursuant to the Agreement and Plan of Merger (as amended) between such parties dated as of August 16, 1999.

            Section 7.19 Advisory Board. Buyer shall, as of the Effective Time, invite Gerald M. Sauvigne and all of the members of the Company's Board of Directors as of the date of this Agreement, other than Mr. Nielsen, who are willing to serve to be appointed as members of Buyer's advisory board (the "Advisory Board"). The members of the Advisory Board who are willing to so serve shall be elected to a term of three (3) years beginning on the Closing Date and shall receive an annual retainer fee in the amount set forth in Section 7.19 of the Buyer Disclosure Schedule.


                             ARTICLE ARTICLE VIII
                             CONDITIONS PRECEDENT

            Section 8.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a) Stockholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the holders of the outstanding shares of Company Common Stock under applicable law.

                  (b) NYSE Listing. The shares of Buyer Common Stock which shall be issued to the stockholders of the Company upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

                  (c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (including the Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

                  (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

                  (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

            Section 8.2 Conditions to Obligations of Buyer. The obligation of Buyer to effect the Merger is also subject to the satisfaction or waiver by Buyer at or prior to the Effective Time of the following conditions:

                  (a) Representations and Warranties. (i) Subject to
Section 3.2, the representations and warranties of the Company set forth in this Agreement (other than those set forth in Sections 4.2, 4.3(a), 4.3(b)(i), 4.6, 4.7, 4.8(a)(ii), 4.8(b), 4.11(a), 4.12, 4.15(a), 4.18,
4.21, 4.26 and 4.27) shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and (ii) the representations and warranties of the Company set forth in Sections 4.2, 4.3(a), 4.3(b)(i), 4.6, 4.7, 4.8(a)(ii),
4.8(b), 4.11(a), 4.12, 4.15(a), 4.18, 4.21, 4.26 and 4.27 of this Agreement shall be true and correct in all material respects (without giving effect to Section 3.2 of this Agreement) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

                  (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

                  (c) Consents Under Agreements. The consent, approval or waiver of each person (other than the Governmental Entities referred to in Section 8.1(c)) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of the Company or any Subsidiary of the Company under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained, except where the failure to obtain such consent, approval or waiver would not have a Material Adverse Effect on the Company.

                  (d) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

                  (e) Federal Income Tax Opinion. Buyer shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Buyer ("Buyer's Counsel"), dated the Effective Date, in form and substance reasonably satisfactory to Buyer, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of
Section 368(a) of the Code. In rendering such opinion, Buyer's Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Buyer, the Company and others reasonably satisfactory in form and substance to such counsel.

            Section 8.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

                  (a) Representations and Warranties. (i) Subject to
Section 3.2, the representations and warranties of Buyer (other than those set forth in Sections 5.2, 5.3(a), 5.3(b), 5.3(c)(i), 5.6, 5.7, 5.8(ii),
5.11(a), 5.12 and 5.15) set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and (ii) the representations and warranties of Buyer set forth in Sections 5.2, 5.3(a), 5.3(b), 5.3(c)(i), 5.6, 5.7, 5.8(ii), 5.11(a), 5.12 and 5.15 of this
Agreement shall be true and correct in all material respects (without giving effect to Section 3.2 of this Agreement) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. The Company shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to the foregoing effect.

                  (b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

                  (c) Consents Under Agreements. The consent, approval or waiver of each person (other than the Governmental Entities referred to in Section 8.1(c)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Buyer or any of its Subsidiaries is a party or is otherwise bound shall have been obtained, except where failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Buyer and its Subsidiaries taken as a whole (after giving effect to the transactions contemplated hereby).

                  (d) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

                  (e) Federal Income Tax Opinion. The Company shall have received an opinion of Muldoon, Murphy & Faucette LLP (the "Company's Counsel"), in form and substance reasonably satisfactory to the Company, dated the Effective Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, the Company's Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Buyer, the Company and others, reasonably satisfactory in form and substance to such counsel.


                              ARTICLE ARTICLE IX
                           TERMINATION AND AMENDMENT

            Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

                  (a) by mutual consent of the Company and Buyer in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

                  (b) by either Buyer or the Company upon written notice to the other party (i) 60 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

                  (c) by either Buyer or the Company if the Merger shall not have been consummated on or before June 30, 2000, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

                  (d) by either Buyer or the Company (provided that the terminating party shall not be in material breach of any of its obligations under Section 7.3) if any approval of the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof;

                  (e) by either Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 9.1(e) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 8.2(a) (in the case of a breach of representation or warranty by the Company) or Section 8.3(a) (in the case of a breach of representation or warranty by Buyer);

                  (f) by either Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing;

                  (g) by Buyer, if the Board of Directors of the Company does not publicly recommend in the Proxy Statement that the Company's stockholders approve and adopt this Agreement or if, after recommending in the Proxy Statement that stockholders approve and adopt this Agreement, the Board of Directors of the Company shall have withdrawn, modified or amended such recommendation in any manner adverse to Buyer; or

                  (h) by the Company at any time during the five business-day period commencing on the first business day after the Determination Date (as defined below), if both of the following conditions are satisfied:

            (1) the Average Closing Price (as defined below) shall be less than $16.20 and

            (2) (i) the number obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "Buyer Ratio") shall be less than (ii) the number obtained by dividing the Final Index Price by the Initial Index Price and subtracting 0.15 from such quotient (such number being referred to herein as the "Index Ratio"), subject to the following provisions. If the Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Buyer; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five business-day period. During the five business-day period commencing with its receipt of such notice, Buyer shall have the option of adjusting the Exchange Ratio to equal the lesser of (i) a number equal to a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the product of 0.85, the Starting Price and the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price, and (ii) a number equal to a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Buyer Ratio. If Buyer makes the election contemplated by the preceding sentence, within such five business-day period, it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 9.1(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 9.1(h). For purposes of this Section 9.1(h), the following terms shall have the meanings indicated:

            "Average Closing Price" means the average of the last reported sale prices per share of Buyer Common Stock as reported on NYSE (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the 20 consecutive trading days on the NYSE ending at the close of trading on the Determination Date.

            "Determination Date" means the business day prior to the date on which the last of the Requisite Regulatory Approvals shall have been received, without regard to any requisite waiting periods in respect thereof.

            "Final Index Price" means the sum of the Final Prices for each company comprising the Index Group.

            "Final Price", with respect to any company belonging to the Index Group, means the product of (x) the average of the daily closing sales prices of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the 20 consecutive trading days ending at the close of trading on the Determination Date, and (y) the weighting set forth opposite such company's name in the definition of "Index Group" below.

            "Index Group" means the group of each of the twenty (20) bank holding companies listed below, the common stock of each of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, an announcement of a proposal (i) for such company to be acquired or (ii) for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization as of the Starting Date. In the event that, on or prior to the date immediately preceding the Determination Date, the common stock of any such company ceases to be publicly traded or any such announcement is made with respect to any such company, such company will be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock) redistributed proportionately for purposes of determining the Index Price. The twenty (20) bank holding companies and the weights attributed to them are as follows:



Company                                       Symbol      Weighting
-------                                       ------      ---------
Astoria Financial Corporation                 ASFC        4.76%
CCB Financial Corporation                     CCB         3.45%
Charter One Financial, Inc.                   COFI        14.35%
Chittenden Corporation                        CHZ         2.45%
Commerce Bancorp, Inc./NJ                     CBH         2.41%
First Commonwealth Financial Corporation      FCF         2.69%
FirstMerit Corporation                        FMER        7.86%
Fulton Financial Corporation                  FULT        6.00%
GreenPoint Financial Corp.                    GPT         9.50%
Independence Community Bank Corp.             ICBC        5.91%
Keystone Financial, Inc.                      KSTN        4.21%
M & T Bank Corporation                        MTB         0.68%
Peoples Heritage Financial Group, Inc.        PHBK        9.10%
Queens County Bancorp, Inc.                   QCSB        1.86%
Richmond County Financial Corp.               RCBK        2.79%
Roslyn Bancorp, Inc.                          RSLN        6.68%
Staten Island Bancorp, Inc.                   SIB         3.54%
Susquehanna Bancshares, Inc.                  SUSQ        3.21%
Valley National Bancorp                       VLY         5.25%
Webster Financial Corporation                 WBST        3.31%
                                                          -----
                                                          100.00%


            "Initial Index Price" means the sum of the Initial Prices for each company comprising the Index Group. The "Initial Price," with respect to any company belonging to the Index Group, means the product of (x) the per share closing sales price of the common stock of such company, as such price was reported on the consolidated transaction reporting system for the market or exchange on which such common stock was principally traded on August 27, 1999, multiplied by (y) the weighting set forth opposite such company's name above.

            "Starting Date" means August 27, 1999.

            "Starting Price" means $19.0625.

            If Buyer of any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the weighting and/or the prices for the common stock of such company or Buyer shall be appropriately adjusted for the purposes of applying this Section 9.1(h).

            Section 9.2 Effect of Termination; Expenses. In the event of termination of this Agreement by either Buyer or the Company as provided in
Section 9.1, this Agreement shall forthwith become void and have no effect except that (i) Sections 7.2(c), 9.2 and 10.4 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

            Section 9.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            Section 9.4 Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of its agreements contained herein, or waive compliance with any of the conditions to its obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.


                               ARTICLE ARTICLE X
                              GENERAL PROVISIONS

            Section 10.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the first day which is (a) the last business day of a month and (b) at least two business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VIII hereof (other than those conditions which relate to actions to be taken at the Closing)(the "Closing Date"), at the offices of Buyer's Counsel unless another time, date or place is agreed to in writing by the parties hereto.

            Section 10.2 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Buyer shall be entitled to revise the structure of the Merger and the related transactions contemplated hereby (including, without limitation, (x) substituting a subsidiary of Buyer as a Constituent Corporation in the Merger, (y) providing that a different entity shall be the Surviving Corporation in the Merger, and (z) providing for the merger of Company Bank into Buyer Bank in accordance with a Bank Merger Agreement), provided that each of the transactions comprising such revised structure shall (i) fully qualify as, or fully be treated as part of, one or more tax-free reorganizations within the meaning of Section 368(a) of the Code, (ii) not change the amount of consideration to be received by the stockholders of the Company, and (iii) be capable of consummation in as timely a manner as the structure contemplated herein. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

            Section 10.3 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than pursuant to the Option Agreement which shall terminate in accordance with its terms) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

            Section 10.4 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided, however, that the costs and expenses of printing and mailing the Proxy Statement to the stockholders of the Company and Buyer, and all filing and other fees paid to the SEC or any other Governmental Entity in connection with the Merger and the other transactions contemplated hereby, shall be borne equally by Buyer and the Company, provided further, however, that nothing contained herein shall limit either party's rights to recover any liabilities or damages arising out of the other party's willful breach of any provision of this Agreement.

            Section 10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)  if to Buyer, to:

                       North Fork Bancorporation, Inc.
                       275 Broad Hollow Road
                       Melville, New York  11747
                       Facsimile:  (516) 844-1471
                        Attention:  Mr. John Adam Kanas
                                    Chairman, President and
                                    Chief Executive Officer

                        with a copy to:

                        William S. Rubenstein, Esq.
                        Skadden, Arps Slate, Meagher
                        & Flom LLP
                        919 Third Avenue
                        New York, New York 10022
                        Facsimile:  (212) 735-2000

      and

                  (b)  if to the Company, to:

                        Reliance Bancorp, Inc.
                        585 Stewart Avenue
                        Garden City, New York  11530
                        Facsimile:  (516) 222-1805
                        Attention:  Mr. Raymond A. Nielsen
                                       President and Chief
                                        Executive Officer

                        with a copy to:

                        Lawrence M.F. Spaccasi
                        Muldoon, Murphy & Faucette
                        5101 Wisconsin Avenue, N.W.
                        Washington, D.C.  20016
                        Facsimile:  (202) 966-9409

            Section 10.6 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to August 30, 1999.

            Section 10.7 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

            Section 10.8 Entire Agreement. This Agreement (including the documents and the instruments referred to herein), together with the Option Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

            Section 10.9 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law.

            Section 10.10 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in and Section 7.2(c) of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 7.2(c) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

            Section 10.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

            Section 10.12 Publicity. Except as otherwise required by law or by the rules of the NYSE or The NASDAQ Stock Market, so long as this Agreement is in effect, neither Buyer nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

            Section 10.13 Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.


            IN WITNESS WHEREOF, Buyer and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                NORTH FORK BANCORPORATION, INC.



                                By: /s/John Adam Kanas
                                    --------------------------------
                                      John Adam Kanas
                                      Chairman of the Board,
                                      President and Chief Executive
                                      Officer


                                RELIANCE BANCORP, INC.



                                By: /s/Raymond A. Nielsen
                                    --------------------------------
                                      Raymond A. Nielsen
                                      President and Chief Executive
                                      Officer